Exhibit 99.1

Texas Roadhouse, Inc. Announces Second Quarter 2006 Results

LOUISVILLE, Ky, (July 31, 2006) — Texas Roadhouse, Inc. (NasdaqGS: TXRH), today announced financial results for the 13 and 26 week periods ended June 27, 2006.

	Second Quarter			Year to Date
($000’s)	2006	2005	% Change	2006	2005	% Change

Total revenue	146,720	115,757	27	296,119	226,824	31
Income from operations	14,281	12,684	13	28,378	26,461	7
Net income	8,831	7,990	11	17,013	16,948	0
Diluted EPS	$0.12	$0.11	9	$0.22	$0.23	(4)

Highlights for the quarter:

•                    Comparable restaurant sales increased 1.2% at company restaurants and 0.5% at franchise restaurants;

•                    Six company restaurants and one franchise restaurant opened;

•                    Restaurant operating costs, as a percentage of sales, were 78 basis points higher than the second quarter of 2005. Stock option expense of $0.8 million pre-tax recorded during the second quarter of 2006 negatively impacted restaurant operating costs by 60 basis points. Restaurant operating costs were favorably impacted by 5 basis points in the quarter due to the impact of the franchise acquisitions;

•                    Pre-opening expenses increased $1.6 million quarter-over-quarter. Four additional restaurants were opened in the second quarter of 2006 as compared to 2005. In addition, substantially more restaurants were in more advanced stages of the development pipeline in the second quarter of 2006 as compared to the second quarter of 2005; and

•                    Our effective tax rate increased to 37.5% in second quarter of 2006 from 35.3% in the second quarter of 2005 primarily as a result of the non-deductibility of certain incentive stock options in conjunction with our adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment (SFAS No. 123R).

Reported results for the second quarter also included the following items:

•                    A non-cash pre-tax charge of approximately $1.7 million ($1.3 million after-tax or $0.02 per diluted share), relating to the expensing of stock options due to the adoption of SFAS No. 123R. Of the $1.7 million, we included $0.8 million in labor expense and $0.9 million in general and administrative expense; and

•                    An after-tax expense of $1.2 million, or $0.02 per diluted share, in the second quarter of 2005 relating to our annual managing partner conference which occurred in the second quarter of 2005. In 2006, our annual conference occurred during the first quarter, in which we recorded an after-tax expense of $1.6 million or $0.02 per diluted share.

G.J. Hart, President and Chief Executive Officer of Texas Roadhouse commented, “Despite a challenging consumer environment, I am pleased to report that comparable restaurant sales for the quarter were positive. Additionally, on the development front, our new restaurants continue to open with strong sales and our pipeline is such that we have increased our forecast from 23 - 24 company restaurant openings to 25 company restaurant openings this year. However, due to incremental costs related to accelerated development and the soft consumer environment, we have decided to lower our full year earnings per share forecast by two to three cents. That said, we remain focused on providing legendary food and legendary service and a great value proposition to each and every guest, and as a result, we believe Texas Roadhouse is ideally positioned for significant growth over the long term.”

Outlook for 2006

The Company reported that comparable restaurant sales for the first four weeks of the 13 week third fiscal quarter ending September 26, 2006 increased by 0.6% over the comparable 2005 period. For the full year 2006, management currently estimates that it will achieve diluted earnings per share of $0.41 to $0.43. This forecast includes the impact of stock option expense and the franchise acquisitions which were completed earlier this year and is two to three cents lower than the guidance provided in last quarter’s press release.

Conference Call

The Company is hosting a conference call today, July 31, 2006, at 5:00 p.m. Eastern Time to discuss these results. The dial-in number is (800) 811-8824. A replay of the call will be available until August 7, 2006. To access the replay, please dial (719) 457-0820, and use 7207464 as the pass code.

There will be a simultaneous Web cast conducted at www.texasroadhouse.com.

About the Company

Texas Roadhouse is a casual dining concept that first opened in 1993 and today operates over 236 restaurants system-wide in 43 states. For more information, please visit the Company’s Web site at www.texasroadhouse.com.

Forward-looking Statements

Certain statements in this release that are not historical facts, including, without limitation, those relating to our anticipated financial performance for the full year 2006, are forward-looking statements that involve risks and uncertainties. Such statements are based upon the current beliefs and expectations of the management of the Company. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, the actual number of restaurants opening during full year 2006 and beyond, the sales at these and our other company-owned and franchised restaurants, our ability to control other restaurant operating costs, our ability to integrate the franchise restaurants which we acquire, strength of consumer spending and other factors disclosed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission. Investors should take such risks into account when making investment decisions. Stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update any forward-looking statements.

# # #

Contacts:

Investor Relations
Scott Colosi
502-515-7300

Media
Juli Hart
502-515-7235
Travis Doster
502-638-5457

Texas Roadhouse, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		26 Weeks Ended
	June 27, 2006	June 28, 2005	June 27, 2006	June 28, 2005
Revenue:
Restaurant sales	$144,071	$113,108	$290,945	$221,715
Franchise royalties and fees	2,649	2,649	5,174	5,109

Total revenue	146,720	115,757	296,119	226,824

Costs and expenses:
Restaurant operating costs:
Cost of sales	50,460	39,906	102,092	77,940
Labor	40,309	30,473	80,166	59,716
Rent	2,433	2,089	4,809	4,126
Other operating	23,299	18,109	46,893	35,492
Pre-opening	3,229	1,595	5,811	2,959
Depreciation and amortization	5,155	3,475	10,061	6,723
General and administrative	7,554	7,426	17,909	13,407

Total costs and expenses	132,439	103,073	267,741	200,363

Income from operations	14,281	12,684	28,378	26,461

Interest expense, net	125	112	469	69
Minority interest	78	194	285	221
Equity income (loss) from investments in unconsolidated affiliates	47	(30)	135	22

Income before taxes	14,125	12,348	27,759	26,193
Provision for income taxes	5,294	4,358	10,746	9,245

Net income	$8,831	$7,990	$17,013	$16,948

Net income per common share:
Basic	$0.12	$0.12	$0.23	$0.25
Diluted	$0.12	$0.11	$0.22	$0.23

Weighted average shares outstanding:
Basic	73,907	67,710	73,634	67,520
Diluted	76,540	72,628	76,478	72,396

Texas Roadhouse, Inc.
Supplemental Financial and Operating Information
($ amounts in thousands)
(unaudited)

	Second Quarter		Change		Year to Date		Change
	2006	2005	vs LY		2006	2005	vs LY
Restaurant openings
Company	6	2	4		10	6	4
Franchise	1	4	(3)		2	5	(3)
Total	7	6	1		12	11	1

Restaurant acquisitions
Company	0	0	0		11	0	11
Franchise	0	0	0		(11)	0	(11)
Total	0	0	0		0	0	0

Restuarants open at the end of the quarter
Company	148	113	35
Franchise	85	91	(6)
Total	233	204	29

Company-owned restaurants
Restaurant sales	$144,071	$113,108	27.4%		$290,945	$221,715	31.2%
Store weeks	1,853	1,460	26.9%		3,661	2,868	27.6%
Comparable restaurant sales growth (1)	1.2%	6.8%			3.9%	6.8%
Average unit volume (2)	$1,003	$1,008	(0.5)%		$2,057	$2,000	2.9%

Restaurant costs (as a % of restaurant sales)
Cost of sales	35.0%	35.3%	(26	) bps	35.1%	35.2%	(6	) bps
Labor	28.0%	26.9%	104	bps	27.6%	26.9%	62	bps
Rent	1.7%	1.8%	(16	) bps	1.7%	1.9%	(21	) bps
Other operating	16.2%	16.0%	16	bps	16.1%	16.0%	11	bps
Total	80.9%	80.1%	78	bps	80.4%	80.0%	46	bps

Franchise-owned restaurants
Franchise royalties and fees	$2,649	$2,649	0.0%		$5,174	$5,109	1.3%
Store weeks	1,095	1,162	(5.8)%		2,175	2,280	(4.6)%
Comparable restaurant sales growth (1)	0.5%	6.6%			2.9%	6.4%
Average unit volume (2)	$948	$945	0.3%		$1,934	$1,888	2.4%

Pre-opening expense	$3,229	$1,595	102.4%		$5,811	$2,959	96.4%

Depreciation and amortization	$5,155	$3,475	48.3%		$10,061	$6,723	49.7%
As a % of revenue	3.5%	3.0%	51	bps	3.4%	3.0%	43	bps

General & administrative expenses	$7,554	$7,426	1.7%		$17,909	$13,407	33.6%
As a % of revenue	5.1%	6.4%	(127	) bps	6.0%	5.9%	14	bps

Interest expense	$125	$112	11.6%		$469	$69	NM
Minority interest	$78	$194	(59.8)%		$285	$221	29.0%

(1)             Comparable restaurant sales growth includes sales from restaurants open 18 months as of the beginning of the measurement period.

(2)             Average unit volume includes sales from restaurants open six months as of the beginning of the measurement period.

NM - not meaningful
Amounts may not foot due to rounding.

Reconciliation of Non-GAAP Measurements to GAAP Results
(in thousands, except per share data)

The Company believes that the presentation of results before the impact of franchise acquisitions and non-comparable items provides additional information to facilitate the comparison of past and present operations. Non-comparable items include stock option expense, annual conference expense, and a non-cash charge relating to the application of EITF 04-1.

Hence, in addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) throughout this document, the Company has provided the non-GAAP measurements outlined in the tables below which present operating results on a basis before the impact from franchise acquisitions and non-comparable items. The impact from franchise acquisitions relates to the operating results for the second quarter and year to date 2006 of the 11 franchise restaurants acquired on December 28, 2005.

The Company uses earnings before the impact of franchise acquisitions and non-comparable items as a key performance measure of results of operations for purposes of evaluating performance internally. This non-GAAP measurement is not intended to, and does not, replace the presentation of our financial results in accordance with GAAP.

Detail of Non-comparable Items for Q2 2006 and Q2 2005

	Stock Option Expense	2005 Annual Conference Expenses
Labor	$806	$—
G&A	868	1,758
Total non-comparable items	1,674	1,758
Tax on non-comparable items	(334)	(541)
Total	$1,340	$1,217

Detail of Impact of Franchise Acquisitions

Restaurant sales	$10,420

Restaurant operating costs	8,364
Depreciation	396
Income from operations	1,660

Foregone franchise royalty income	346
Incremental income from operations due to franchise acquisitions	$1,314

Reconciliation of Restaurant Sales and Operating Costs to Restaurant Sales and Operating Costs excluding Acquisitions and Non-comparable Items

	Q2 2006		Q2 2005		Change vs LY
		% of		% of
		Restaurant		Restaurant
	$	Sales	$	Sales
Restaurant sales	$144,071		$113,108		27.4%

Impact of franchise acquisitions	10,420		—
Restaurant sales excluding acquisitions	$133,651		$113,108		18.2%
Restaurant operating costs	$116,501	80.9%	$90,577	80.1%	78	bps

Impact of franchise acquisitions	8,364		—
Stock option expense	806		—
	9,170		—
Restaurant operating costs excluding acquisitions and non-comparable items	$107,331	80.3%	$90,577	80.1%	23	bps

Reconciliation of Income from Operations to Income from Operations excluding Acquisitions and Non-comparable Items

	Q2 2006	Q2 2005	Change vs LY
Income from operations	$14,281	$12,684	12.6%

Acquisitions of 11 franchise restaurants	1,314	—
Income from operations excluding acquisitions	12,967	12,684	2.2%
Annual conference expenses	—	1,758
Stock option expense	1,674	—
Total non-comparable items	1,674	1,758
Income from operations excluding acquistions and non-comparable items	$14,641	$14,442	1.4%

Reconciliation of Reported EPS to EPS before Non-comparable Items

	Q2 2006	Q2 2005	Change vs LY
Diluted EPS	$0.12	$0.11	9.1%
Annual conference expenses	—	0.02
Stock option expense	0.02	—
Total non-comparable items	0.02	0.02
Diluted EPS before non-comparable items	$0.14	$0.13	7.7%

Detail of Non-comparable Items for 2006 YTD

	Stock Option Expense	Charge relating to EITF 04-1	Total
Labor	$1,694	$—	$1,694
G&A	1,822	786	2,608
Total non-comparable items	3,516	786	4,302
Tax on non-comparable items	(697)	—	(697)
Total	$2,819	$786	$3,605

Detail of Impact of Franchise Acquisitions

Restaurant sales	$21,188

Restaurant operating costs	16,830
Depreciation	764
Income from operations	3,594

Foregone franchise royalty income	703

Incremental income from operations due to franchise acquisitions	$2,891

Reconciliation of Restaurant Sales and Operating Costs to Restaurant Sales and Operating Costs excluding Acquisitions and Non-comparable Items

	2006 YTD		2005 YTD		Change vs LY
		% of		% of
		Restaurant		Restaurant
	$	Sales	$	Sales
Restaurant sales	$290,945		$221,715		31.2%

Impact of franchise acquisitions	21,188		—
Restaurant sales excluding acquisitions	$269,757		$221,715		21.7%

Restaurant operating costs	$233,960	80.4%	$177,274	80.0%	46	bps

Impact of franchise acquisitions	16,830		—
Stock option expense	1,694		—
	18,524		—
Restaurant operating costs excluding acquisitions and non-comparable items	$215,436	79.9%	$177,274	80.0%	(9	) bps

Reconciliation of Income from Operations to Income from Operations excluding Acquisitions and Non-comparable Items

	2006 YTD	2005 YTD	Change vs LY
Income from operations	$28,378	$26,461	7.2%

Acquisitions of 11 franchise restaurants	2,891	—
Income from operations excluding acquisitions	25,487	26,461	(3.7)%

Stock option expense	3,516	—
Charge relating to EITF 04-1	786	—
Total non-comparable items	4,302	—

Income from operations excluding acquistions and non-comparable items	$29,789	$26,461	12.6%

Reconciliation of Reported EPS to EPS before Non-comparable Items

	2006 YTD	2005 YTD	Change vs LY
Diluted EPS	$0.22	$0.23	(4.3)%

Stock option expense	0.04	—
Charge relating to EITF 04-1	0.01	—
Total non-comparable items	0.05	—
Diluted EPS before non-comparable items	$0.27	$0.23	17.4%